Exhibit 10.1

Warrior Met Coal
16243 Highway 216
Brookwood, Alabama 35444

Kelli K. Gant
Chief Administrative Officer

kelli.gant@warriormetcoal.com

June 5, 2019

Phillip C. Monroe
[Home address]

Dear Phil:

On behalf of Warrior Met Coal, Inc., a Delaware corporation (the “Company”), I am offering you the position of Vice President - Legal of the Company. This offer of employment is conditioned on your acceptance of the terms and conditions set forth in this employment letter (this “Letter”), which overrides anything communicated to you, orally or in writing, regarding your employment with the Company. Effective as of June 1, 2019 (the “Effective Date”), your Employment Agreement with the Company, dated March 5, 2018 (the “2018 Employment Agreement”), is hereby terminated by mutual agreement and is of no further force or effect, and you hereby waive any and all of your rights under the 2018 Employment Agreement.

Commencing on the Effective Date, you shall serve in a full-time, exempt employee capacity as Vice President ‑ Legal of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). The CEO shall outline your specific duties, responsibilities and performance expectations. Generally, during the term of your employment with the Company, excluding any periods of short-term disability, vacation or sick leave to which you are entitled, you shall perform your duties faithfully and to the best of your ability and shall use reasonable best efforts to promote the interests of the Company. In performing such duties, you shall devote substantially all business time, attention and effort to the affairs of the Company.

The Company agrees that, during the period in which you are employed by the Company, you shall receive an annual base salary in an amount equal to two hundred thousand dollars ($200,000), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”). Additionally, you shall be eligible to receive an annual bonus (the “Bonus”) with a target amount equal to fifty percent (50%) of the Annual Base Salary contingent upon the achievement of qualitative and quantitative performance goals approved by the Board of Directors of the Company (the “Board”). The Bonus, if any, shall be paid in accordance with the terms of the applicable bonus plan as in effect from time to time, and shall require that you be employed with the Company on the date of payment of such Bonus.

The term of your employment shall commence as of the Effective Date and shall end when terminated by you or the Company. You shall be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, for any reason or no reason. Except as expressly set forth herein or as otherwise required by law, neither party shall have any further obligation to the other upon the termination of your employment by the Company.

You shall be entitled to participate in the Company’s standard employee benefit programs, plans and policies for employees of your level as in effect from time to time and in which you are eligible to participate, in each case subject to the applicable terms and conditions of the particular benefit plan or policy and/or the determination of the Company. You shall be entitled to vacation time in accordance with the Company’s standard vacation policy as in effect from time to time. You shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company. You may be entitled to receive equity awards under any equity incentive compensation plan adopted by the Company from time to time in which similarly situated employees of the Company are eligible to participate, in the sole and absolute discretion of the Board or a committee thereof.

As an employee of the Company and as a condition of your continued employment, you will be expected to comply with all Company policies and procedures as adopted from time-to-time, including but not limited to such policies as may be adopted in the Company’s employee handbook and policies relating to the Company’s compliance with applicable laws, rules and regulations.

In consideration for the termination of the 2018 Employment Agreement and as an inducement for your continued employment, the Company hereby agrees to pay you $300,000, such amount to be paid in substantially equal installments over a one-year period (in accordance with the Company’s customary payroll practices), (i) subject to and commencing 30 days following the date of your execution of this Letter, and (ii) also subject to your execution of a release in a form reasonably acceptable to the Company covering any matters arising out of or related to your recruitment, hiring and employment with the Company as well as any matters arising out of related to the 2018 Employment Agreement and existing as of the date of your execution of such release, with such release to be executed by you within the 21-day consideration period provided for in the release.

This Letter constitutes the entire agreement between the parties and supersedes all other agreements or understandings, including the Terminated Employment Agreement. You may not sell, assign or delegate any of your rights or obligations under this Letter. This Letter may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and delivery of an executed counterpart by fax, pdf or other electronic means shall be equally effective as delivery of an original, manually executed counterpart of this Letter.

Notwithstanding anything herein to the contrary, this Letter is intended to be interpreted and applied so that the payment of the benefits set forth herein shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter or otherwise. Notwithstanding anything in this Letter to the contrary, the Company and its officers, directors, employees or agents make no guarantee that the terms of this Letter comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Letter, or the administration thereof, to comply with, or be exempt from, the provisions of Code Section 409A.

If you wish to discuss any aspect of this offer, please feel free to contact me. Please indicate your acceptance by signing and returning the enclosed copy of this Letter.

Warrior Met Coal, Inc.

By:         /s/ Kelli K. Gant
Name:     Kelli K. Gant
Title:     Chief Administrative Officer

The foregoing terms and conditions are hereby accepted
as of June 5, 2019.

/s/ Phillip C. Monroe
Phillip C. Monroe